Filed pursuant to Rule 424(b)(3)
File No. 333-264628

FS CREDIT REAL ESTATE INCOME TRUST, INC.

Supplement dated December 16, 2024

to

Prospectus dated April 12, 2024

This supplement (“Supplement”) contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Real Estate Income Trust, Inc. dated April 12, 2024 (as so supplemented and amended, the “Prospectus”). Capitalized and/or defined terms used in this Supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Risk Factors” beginning on page 35 of the Prospectus before you decide to invest in shares of our common stock.

The purposes of this Supplement are as follows:

•	to disclose the transaction price for each class of our common stock as of January 2, 2025;

•	to disclose the calculation of our November 30, 2024 net asset value (“NAV”) per share for all share classes;

•	to provide certain updates to our Prospectus;

•	to provide a market update;

•	to provide updates to our portfolio and our business;

•	to provide updates regarding our financing arrangements; and

•	to provide an update to the status of our current public offering (the “Offering”).

January 2, 2025 Transaction Price

The transaction price for each share class of our common stock for subscriptions accepted as of January 2, 2025 (and repurchases as of December 31, 2024) is as follows:

Transaction Price (per share)
Class S	$25.0423
Class T	$24.8019
Class D	$24.8597
Class M	$24.9084
Class I	$24.1365
Class F*	$25.3364
Class Y*	$24.1079

*	We are offering Class F and Class Y shares in this offering only pursuant to our distribution reinvestment plan.

The January 2, 2025 transaction price for each of our share classes is equal to such class’s NAV per share as of November 30, 2024. A detailed calculation of the NAV per share is set forth below. No transactions or events have occurred since November 30, 2024 that would have a material impact on our NAV per share. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

November 30, 2024 NAV per Share

Our adviser calculates the NAV per share in accordance with the valuation guidelines approved by our board of directors for the purposes of establishing a price for shares sold in our public offering as well as establishing a repurchase price for shares repurchased pursuant to our share repurchase plan. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.fsinvestments.com and is made available on our toll-free telephone line at 877-628-8575. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for how our NAV is determined. We have included a breakdown of the components of total NAV and NAV per share for November 30, 2024.

The following table provides a breakdown of the major components of our total NAV as of November 30, 2024 (dollar amounts in thousands):

Components of NAV	November 30, 2024
Loans receivable	$7,471,217
Investment in real estate	403,803
Mortgage-backed securities held-to-maturity	160,668
Mortgage-backed securities, at fair value	407,560
Cash and cash equivalents	53,986
Restricted cash	84,714
Other assets	267,445
Collateralized loan obligation, net of deferred financing costs	(3,850,678)
Repurchase agreements payable, net of deferred financing costs	(939,041)
Credit facility payable, net of deferred financing costs	(857,550)
Mortgage note, net of deferred financing costs	(124,309)
Accrued stockholder servicing fees(1)	(1,646)
Other liabilities	(92,743)

Net asset value	$2,983,426

Number of outstanding shares	120,941,066

(1)

Stockholder servicing fees only apply to Class S, Class T, Class D and Class M shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a daily basis as such fee is accrued. Under U.S. generally accepted accounting principles (“GAAP”), we accrue future stockholder servicing fees in an amount equal to our best estimate of fees payable to the dealer manager at the time such shares are sold. As of November 30, 2024, we accrued under GAAP $100,662 of stockholder servicing fees payable to the dealer manager. As a result, the estimated liability for the future stockholder servicing fees, which are accrued at the time each share is sold, will have no effect on the NAV of any class. The dealer manager does not retain any of these stockholder servicing fees, all of which are retained by, or reallowed (paid) to, participating broker-dealers.

The following table provides a breakdown of our total NAV and NAV per share by share class as of November 30, 2024 (dollar amounts in thousands, except per share data):

NAV Per Share	Class S Shares	Class T Shares	Class D Shares	Class M Shares	Class I Shares	Class F Shares	Class Y Shares	Total
Net asset value	$1,630,386	$22,179	$10,961	$115,065	$1,165,365	$19,131	$20,339	$2,983,426
Number of outstanding shares	65,105,360	894,262	440,915	4,619,499	48,282,280	755,092	843,658	120,941,066

NAV per Share as of November 30, 2024	$25.0423	$24.8019	$24.8597	$24.9084	$24.1365	$25.3364	$24.1079

Updates to our Prospectus

The Kansas suitability standard set forth in the “Suitability Standards” section of the Prospectus is hereby deleted and replaced with the following:

Kansas: The Securities Commissioner of Kansas recommends that Kansas investors limit their aggregate investment in our securities and other similar investments to not more than 10 percent of their liquid net worth.

The Form of Subscription Agreement set forth in Appendix A of the Prospectus is hereby deleted and replaced with the Form of Subscription Agreement attached to this Supplement as Appendix A.

Market Update

Treasury yields were volatile during November as Fed rate cut expectations for December and into 2025 continued to shift. Yet they ended the month modestly lower as the 2-year yield fell just -2bps in November, to 4.29%, while the 10-year yield declined -12bps, to 4.17%. Against this backdrop, the Bloomberg U.S. Aggregate Index returned 1.1% in November. Year to date, however, the Agg has returned just 2.9% and has been flat over the last five years (-0.01%) amid significant interest rate volatility.

While CRE transaction volume and property values remained muted during the past several months, there are signs of thawing.

•

Transaction volume during October 2024 was flat compared to a year earlier but showed remarkable improvement from 2023, when volumes were down between -39% and -59% year over year.[1] Looking forward, lower interest rates should make more deals viable at current valuations and help the market work through upcoming maturities.

•

Property values have taken a mild step back in recent months, highlighting the nonlinear nature of the CRE price recovery. Yet annual property prices also are notably improved as the RCA National All-Property Price Index fell just -2.5% in September 2024 compared to a decline of approximately -14% in mid-2023.[1]

Market participants have become increasingly confident the CRE market will improve, thanks in large part to a growing belief the economy will avoid a recession. Public market investors have cemented that view as equity REITs have gained nearly 17% since June 30, outperforming the S&P 500 by more than 552bps.2

Part of the outperformance has been driven by resilient CRE fundamentals (outside of office), which have allowed property owners to offset some of the impact of higher interest rates. Demand for space has clearly decelerated from historic levels yet remains robust in most property sectors as net absorption is significantly positive in three of the four major sectors.

•

Retail demand has moderated to a more normal level after a boom in 2021–2023, but remains positive, driven by strong demand for experiential and discount retail while demand for fast casual dining remains firm.

[1]	MSCI Real Capital Analytics, as of October 31, 2024, latest data available.
[2]	Bloomberg Finance, L.P., as of November 30, 2024.

•

Industrial continues to be supported by demand for technologically advanced warehouse space while multifamily demand is on pace for its second-best year ever in 2024, rebounding from a weaker 2022–2023.

Rent growth across the CRE market has slowed in recent quarters, though that can be linked almost exclusively to an increase in new construction rather than a decrease in demand. Crucially, this supply headwind is set to fade.

Construction activity rose most significantly in the multifamily and industrial sectors, as developers took advantage of surging rents and low financing costs in 2021 and the first half of 2022. But the market is currently experiencing the peak period for delivery of those projects and expecting a rapid descent in new supply from 2025 through at least 2027, which should keep fundamentals stout.

Office remains the clear outlier as a massive retrenchment among tenants continues to drive net operating income lower while the vacancy rate steadily rises.1 Even within office, however, price declines have more than halved from -22.4% as of December 2023 to -6.8% as of October 2024.1

Ultimately, we expect transaction and lending activity to pick up amid a lower-rate environment in the coming quarters but believe the outlook for property values—and therefore, CRE equity investors—is much foggier as base rates today are well above those from five and 10 years ago, a tenor that represents a normal investment holding period for a CRE property. Against this backdrop, we continue to view this year as the beginning of the next phase of a new CRE cycle that should favor income-centric strategies. Importantly, we believe alternative lenders continue to be in an excellent position to take market share as transaction volume improves and banks remain constrained.

Performance Update

We generated positive total returns across all share classes in November 2024 (see table below).

Distributions and appreciation across select equity positions positively contributed to performance, while costs incurred with the refinancing of a borrowing facility and unrealized losses associated with the opportunistic sale of a loan backed by a Los Angeles office property detracted from performance. As a result, our net asset value (NAV) declined by approximately $0.05 per share across all share classes in November 2024.

While the refinancing resulted in NAV depreciation of approximately $0.036 per share in November, it helped reduce the portfolio’s weighted average cost of borrowing, extended the maturity of our non-mark-to-market borrowings, and increased our total borrowing capacity, which can be deployed into our strong investment pipeline heading into year end.

Year to date (YTD) through November 31, 2024, we have returned 7.08% based on the Class I share driven primarily by stability in our NAV and the consistency in our distribution.

We have delivered 56 consecutive months of positive total returns across varying macroeconomic conditions and financial markets including a highly volatile rate environment. We also met 100% of repurchase requests in November 2024.

The current annualized distribution rate is 7.65% for Class I shares, 7.13% for Class D shares, 7.12% for Class M shares, 6.53% for Class S shares and 6.59% for Class T shares, based on the January 1, 2024 transaction price.

•

The tax equivalent distribution rate is 8.55% for Class I shares, 7.97% for Class D shares, 7.96% for Class M shares, 7.30% for Class S shares and 7.36% for Class T shares, based on the January 1, 2024 transaction price.[3]

[3]

Tax-equivalent distribution rate reflects the distribution rate required under the prior tax law in order for an investor to receive the same after-tax income under the new tax law. For example, a REIT’s annualized distribution rate would need to be 8.55% under the prior tax law in order for investors to receive the same amount of after-tax income as a REIT with an annualized distribution rate of 7.65% under the new tax law. The distribution rates quoted assume a 37% tax bracket.

Following 75 basis points of Fed rate cuts so far this year, our level of excess income over short-term rates has materially grown on a nominal and real basis.

•	Based on the Class I share, our annualized distribution rate of 7.65% is 333 basis points above 3-month Treasury bills (T-bills) on a nominal and real yield basis.[4]

•	Our tax-equivalent annualized distribution rate is 423bps over 3-month T-bills, or 3.6x higher compared to T-bills when comparing real yields/distribution rates.

Investment activity

•

We purchased a $168.7 million portfolio of senior loans from a commercial bank seeking to rebalance its CRE holdings. The portfolio is diversified across six performing multifamily loans with an original weighted average loan-to-value ratio of approximately 68%, and a weighted average spread that generates an attractive all-in yield. The portfolio is highly complementary to our existing portfolio.

•

We closed on a $102.5 million senior loan backed by a 250 key upper-upscale extended stay hotel in Cambridge, Mass. The property is surrounded by major research institutions including MIT, Harvard, Boston University and Tufts. It was renovated in 2022 and has historically outperformed local competitors on a range of metrics driven by the hotel’s strong lineup of local corporate and group accounts.

•

We reached an agreement to opportunistically sell a loan backed by an office property in Los Angeles. While the sale price is below the outstanding principal value, we believe the modest impact to NAV of approximately $0.02 per share in November is outweighed by our ability to redeploy the proceeds into new income-generating loan originations. In addition, the sale will help reduce the percentage of loans on non-accrual status. The sale is expected to close in December.

Portfolio Highlights

As of November 30, 2024, the portfolio was weighted to multifamily (52%), followed by hospitality (14%) and industrial (11%).

•

The portfolio’s allocation reflects our view these sectors are well-positioned to benefit from long-term structural trends such as the record-high cost of homeownership (multifamily), strong demand for business and leisure travel (hospitality), and continued demand for technologically advanced warehouse space (industrial).

Assets on nonaccrual represented 1.99% of the portfolio as of November 30, 2024, compared to 2.78% as of October 31, 2024.

We believe the portfolio is well-positioned to deliver an attractive, high level of income and preserve capital driven by the:

•	Debt-focused nature of our strategy, as we believe forward returns in commercial real estate will largely be driven by income generation and property cash flows compared to price appreciation.

•

Available liquidity for new investments. We have maintained a strong liquidity profile which—when combined with proceeds from our continuous offering, and the natural turnover of the portfolio—allows us to remain a capital provider when many traditional lenders and peers are constrained in making new loans.

•

Deep experience of FS Investments and Rialto managing through CRE market cycles. We continue to monitor the portfolio and are proactively engaged with our borrowers. As noted, we may modify or extend the maturity of our loans in certain cases if we believe it is in the best interest of the portfolio and our shareholders. Modifications or extensions typically require additional “skin in the game” from the borrower through a combination of extension fees, additional equity commitments, a partial paydown of the loan or additional contribution to interest reserves.

[4]	Three-month T-bill yield as of December 13, 2024.

•	Continued strong performance of portfolio. We have generated positive total returns in 81 out of 83 months; its largest monthly drawdown was just -0.27% in March 2020.

•

High level of equity cushion beneath our loans. As a senior lender, the loans in our portfolio receive priority. They are first to be paid from rental income and are last to absorb losses if property values decline.

•	Geographically diversified composition of our $8.8 billion portfolio, weighted to multifamily properties.

•	The long-term nature of our borrowings, as approximately 88% of our borrowings are financed through match-term, non-mark-to-market facilities.

•

Relative level of income above cash yields. The Federal Reserve has enacted two rate cuts totaling 75bps since September, yet the timing and pace of future rate cuts remain data dependent. While our distribution rate is influenced by the level and direction of short-term rates, we take a long-term approach to setting our distribution. Our distribution policy considers the forward secured overnight financing rate (SOFR) curve, our borrowings, the pace of our capital raise, the expected timing of potential new originations as well as paydowns and prepayments, among other factors. Our distributions have not historically adjusted in lockstep with changes in interest rates.

Financing Arrangements

WF-1 Thirteenth Amendment to Master Repurchase and Securities Contract

On November 26, 2024, FS Credit Real Estate Income Trust, Inc. (“we” or “us”) and our indirect wholly owned special-purpose financing subsidiary, FS CREIT Finance WF-1 LLC (“WF-1”), entered into Amendment No. 13 to Master Repurchase and Securities Contract (the “Amendment”) with Wells Fargo Bank, National Association (“Wells”), amending the Master Repurchase and Securities Contract, dated as of August 30, 2017, between WF-1, as seller, and Wells, as buyer. The Amendment provides for, among other things, (i) an extension of the Master Repurchase and Securities Contract’s maturity date from August 30, 2025, to September 26, 2026, (ii) an extension of the Master Repurchase and Securities Contract’s funding expiration date from November 28, 2024 to September 26, 2026, and (iii) a reduced maximum facility amount from $600 million to $500 million.

Status of our Offering

We are currently offering on a continuous basis up to $2.75 billion in shares of common stock, consisting of up to $2.5 billion in shares in our primary offering and up to $250 million in shares pursuant to our distribution reinvestment plan. As of the date of this Supplement, we had issued and sold in the Offering (i) 52,840,498 shares of our common stock (consisting of 24,966,086 Class S shares, 25,609,728 Class I shares, 259,380 Class T shares, 241,822 Class D shares, and 1,763,482 Class M shares) in the primary offering for total proceeds of $1.307 billion and (ii) 8,272,412 shares of our common stock (consisting of 4,321,332 Class S shares, 3,611,743 Class I shares, 73,229 Class T shares, 31,577 Class D shares, and 234,530 Class M shares) pursuant to our distribution reinvestment plan for a total value of $204.31 million.

APPENDIX A

FS INVESTMENTS®

Subscription agreement

Class D, Class I, Class M, Class S and **Class T** V8.2

FS Credit Real Estate Income Trust, Inc.

The undersigned hereby tenders this Subscription Agreement and applies for the purchase of the dollar amount of shares of common stock (the "Shares") of FS Credit Real Estate Income Trust, Inc., a Maryland corporation (the "Company"), set forth below.

1 Investment amount

Subscription amount $ ______________ ☐ Additional investment to FS Account # ______________

$5,000 minimum initial investment for Classes D, M, S and T, and $1 million minimum initial investment for Class I
$500 minimum additional investment

2 Share class Select only one

BROKERAGE

Class D Shares (Fund 4041) ☐ NAV

Class S Shares (Fund 4049) ☐ Public offering price ☐ Net of upfront sales charges (stockholder servicing fees still apply)*

Class T Shares (Fund 4040) ☐ Public offering price ☐ Net of upfront sales charges (stockholder servicing fees still apply)*

*By a registered representative on his or her own behalf. Subject to all other fees and expenses of Class S or T Shares. Please see the Prospectus for additional information.

INSTITUTIONAL

Class I Shares (Fund 4045) ☐ NAV

Class M Shares (Fund 4043) ☐ NAV

3 Ownership Select only one

Please complete part A of section 5.

INDIVIDUAL

SINGLE OWNER

☐ Individual*

MULTIPLE OWNERS

☐ Community property
☐ Tenants in common
☐ Joint tenants with rights of survivorship*

MINOR ACCOUNT

☐ UGMA: State of ______________
☐ UTMA: State of ______________
☐ Other ______________ (please specify)

Please complete part A of section 5.

QUALIFIED PLAN ACCOUNT

☐ Traditional IRA
☐ Roth IRA
☐ Rollover IRA
☐ SIMPLE IRA
☐ SEP IRA
☐ Beneficial IRA
☐ Other ______________ (please specify)

Please complete part B of section 5.

OTHER ACCOUNT

Supporting documents are required

☐ Trust†
☐ Estate
☐ 401(k)
☐ Profit-sharing plan
☐ Qualified pension
☐ Other ______________ (please specify)

Please complete part B of section 5.

LEGAL ENTITY

Supporting documents are required.

☐ Corporation: S-Corp
☐ Corporation: C-Corp
☐ Partnership
☐ LLC
☐ Professional Corporation
☐ Nonprofit

*To make a transfer on death (TOD) designation, attach a completed TOD form. TOD forms can be found on www.fsinvestments.com.

†The FS Trustee Certification of Investment Powers for Trust Accounts form may be completed in lieu of providing trust documents. You can obtain this form by visiting www.fsinvestments.com.

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FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V8.2

4 Custodial arrangement If applicable

Name of custodian

Custodian phone #

Mailing address
(street) (city, state) (ZIP)

To be completed by custodian above

Custodian tax ID #

Custodian authorization:

Custodian account #

5 Investor information Please print

A Individual/beneficial owner
(first, middle, last)

SSN

DOB
(mm/dd/yyyy)

Phone #

U.S. street address
(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)

(city, state, ZIP)

Mailing address
(Leave blank if your U.S. street address and mailing address are the same)

(city, state, ZIP)

CITIZENSHIP ☐ U.S. citizen ☐ Resident alien (country)

☐ Non-resident alien (form W-8BEN is required) (country)

Joint/beneficial owner
(first, middle, last)

SSN

DOB
(mm/dd/yyyy)

Phone #

U.S. street address
(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)

(city, state, ZIP)

Mailing address
(Leave blank if your U.S. street address and mailing address are the same)

(city, state, ZIP)

CITIZENSHIP ☐ U.S. citizen ☐ Resident alien (country)

☐ Non-resident alien (form W-8BEN is required) (country)

B Trust/Estate/401(k)/Profit-sharing/Other

SSN/Tax ID

Date of formation
(mm/dd/yyyy)

U.S. street address
(You must include a permanent U.S. street address even if your mailing address is a P.O. Box) (city, state) (ZIP)

Mailing address
(Leave blank if your U.S. street address and mailing address are the same) (city, state) (ZIP)

Trustee/authorized person
(first, middle, last)

SSN

DOB
(mm/dd/yyyy)

Phone #

U.S. street address
(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)

(city, state, ZIP)

CITIZENSHIP ☐ U.S. citizen ☐ Resident alien (country)

☐ Non-resident alien (form W-8BEN is required) (country)

Trustee/authorized person
(first, middle, last)

SSN

DOB
(mm/dd/yyyy)

Phone #

U.S. street address
(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)

(city, state, ZIP)

CITIZENSHIP ☐ U.S. citizen ☐ Resident alien (country)

☐ Non-resident alien (form W-8BEN is required) (country)

6 Electronic communications Initial and provide email if you wish to enroll in paperless e-delivery.

Initial **Email**

By initialing above, the investor requests to receive all shareholder communications electronically for all investment products or share classes sponsored by FS Investments or its affiliates. Communications include, but are not limited to, account statements, investor communications, annual, semi-annual and/or quarterly reports, tax forms, proxy materials and other required reports. The investor may request a paper copy of a shareholder communication, update an email address or change this election at any time by contacting FS Investments. Changes may take up to 30 days to take effect. Consent to electronic delivery is terminated by an invalid email address. Costs associated with accessing the internet may be incurred and certain software may need to be downloaded in order to view the materials delivered electronically. Timely access to materials may not be available in the event of a system failure or network outage. This electronic delivery program may be changed or discontinued and the terms may be amended at any time. In the event of discontinuation or as required by law, the investor will receive paper copies of all shareholder communications.

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FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V8.2

7 Distributions

If this election is not completed, the Company will default to sending the investor's cash distributions out by check to his or her address of record provided in section 5 or to the custodian indicated in section 4, as applicable. **I (We) acknowledge that distributions may be funded from offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Company for investment. Any capital returned to stockholders through distributions will be made after payment of fees and expenses, as well as any sales load.**

PLEASE SELECT ONE OF THE FOLLOWING OPTIONS/PAYMENT METHODS:

Payment by check or electronic deposit

I (We) choose **NOT** to participate in the distribution reinvestment plan(s), and instead choose to have distributions paid using the **payment method selected below.** If no payment method is selected, the Company will mail a check to the address or custodian of record.

I (We) choose to have distributions sent to me (us) at the following address:

☐ Mail check to address of record. For **custodial accounts**, funds will be sent to the custodian of record.

☐ Mail check to the following **third party**:

Name of financial institution FBO Account #

Mailing address (street) (city, state) (ZIP)

☐ I (We) choose to have distributions deposited in a **checking**, **savings** or **brokerage account.**

I (We) authorize the Company or their respective agents to deposit my (our) distribution into the accounts indicated below. The authority will remain in force until I (we) notify the Company in writing to cancel it. In the event that the Company deposits funds erroneously into my (our) account, the Company is authorized to debit my (our) account for the amount of the erroneous deposit. I (We) also hereby acknowledge that funds and/or Shares in my (our) account may be subject to applicable abandoned property, escheat or similar laws and may be transferred to the appropriate governmental authority in accordance with such laws, including as a result of account inactivity for the period of time specified in such laws or otherwise. None of the Company, its affiliates, its agents or any other person shall be liable for any property delivered in good faith to a governmental authority pursuance to applicable abandoned property, escheat or similar laws.

Name of financial institution

Account type: ☐ Checking ☐ Savings ☐ Brokerage

ABA routing number (if applicable)

Account number

Distribution reinvestment plan

☐ I (We) choose to participate in the Company's distribution reinvestment plan.

The Company requests each investor who elects to have his or her distributions reinvested pursuant to the Company's distribution reinvestment plan to notify the Company and the broker-dealer and financial institution named in this Subscription Agreement in writing at any time there is a material change in his or her financial condition, including failure to meet the minimum gross income and net worth standards set forth in section 8 below.

8 Investor representations

Please carefully read and separately initial each of the representations below. For the purposes of the below investor representations, unless otherwise indicated, "liquid net worth" is defined as that portion of net worth (total assets minus liabilities) that is composed of cash, cash equivalents and readily marketable securities. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representations on your behalf. In order to induce FS Credit Real Estate Income Trust, Inc. to accept this subscription, I (we) hereby represent and warrant that:

Initials are required for letters a–e	Owner (initials)	Joint owner (initials)
a) I (We) have received a Prospectus for FS Credit Real Estate Income Trust, Inc. relating to the Shares for which I am (we are) subscribing at least 5 (five) business days prior to the signing of this Subscription Agreement, wherein the terms and conditions of the offering are described, and I (we) agree to the terms and conditions therein.		
b) I (We) certify that I (we) have either (1) a net worth (not including home, furnishings and personal automobiles) of at least $70,000 and an annual gross income of at least $70,000, or (2) a net worth (not including home, furnishings and personal automobiles) of at least $250,000, or that I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the Prospectus for FS Credit Real Estate Income Trust, Inc. relating to the Shares under "Suitability Standards."		
c) I am (We are) purchasing Shares for my (our) own account.		
d) I (We) acknowledge that the Shares are not liquid, there is no public market for the Shares, and I (we) may not be able to sell the Shares.		
e) I (We) understand that the transaction price per Share at which my (our) investment will be executed will be made available at www.fsinvestments.com and in a Prospectus supplement filed with the SEC, available at www.sec.gov. I (We) understand that my (our) subscription will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I (We) understand that I am (we are) not committed to purchase Shares at the time my (our) subscription is submitted and I (we) may cancel my (our) subscription at any time before the time it has been accepted as described in the previous sentence. I (We) understand that I (we) may withdraw my (our) subscription by notifying the transfer agent, through my (our) financial intermediary or directly on FS Credit Real Estate Income Trust, Inc.'s toll-free line, 877-628-8575.		

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FS Credit Real Estate Income Trust, Inc.–Subscription Agreement | Class D, Class I, Class M, Class S and Class T V8.2

8 Investor representations (continued)

Initials are required based on State of Legal Residency

	Owner (initials)	Joint owner (initials)
f) If I am (we are) a resident of **Alabama**, I (we) certify that I (we) will limit my (our) investment in FS Credit Real Estate Income Trust, Inc. and its affiliates to not more than 10% of my (our) liquid net worth.		
g) If I am (we are) a resident of **California**, I (we) certify that I (we) either meet the definition of an "accredited investor" as defined in 17 C.F.R. § 230.501 of Regulation D under the Securities Act of 1933, as amended, or will not invest more than 10% of my (our) net worth in FS Credit Real Estate Income Trust, Inc. shares.		
h) If I am (we are) a resident of **Idaho**, I (we) certify that (1) I (we) have either (a) a net worth of at least $85,000 and annual gross income of at least $85,000 or (b) a liquid net worth of at least $300,000, and (2) I (we) will limit my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. to 10% of my (our) liquid net worth.		
i) If I am (we are) a resident of **Iowa**, I (we) certify that (1) I (we) have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000 (not including home, auto and home furnishings), or (b) a net worth of at least $350,000 (not including home, auto and home furnishings), and (2) I (we) either meet the definition of an "accredited investor" as defined in 17 C.F.R. § 230.501 of Regulation D under the Securities Act of 1933, as amended, or will limit my (our) aggregate investment in this offering and in the securities of other non-traded real estate investment trusts (REITs) to 10% of my (our) liquid net worth.		
j) If I am (we are) a **Kansas** resident, I (we) understand that the Securities Commissioner of Kansas recommends that Kansas investors limit my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other similar investments to not more than 10% of their liquid net worth.		
k) If I am (we are) a resident of **Kentucky**, I (we) certify that I (we) will limit my (our) investment in FS Credit Real Estate Income Trust, Inc. shares and in any shares of affiliated non-publicly traded real estate investment trusts to not more than 10% of my (our) liquid net worth.		
l) If I am (we are) a resident of **Maine**, I (we) acknowledge that the Maine Office of Securities recommends that I (we) not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. and other similar direct participation investments.		
m) If I am (we are) a resident of **Massachusetts**, I (we) certify that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. and in other illiquid direct participation programs.		
n) If I am (we are) a resident of **Missouri**, I (we) certify that no more than ten percent (10%) of my (our) liquid net worth shall be invested in securities being registered in this offering.		
o) If I am (we are) a resident of **Nebraska**, I (we) certify that I (we) either meet the definition of an "accredited investor" as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or will limit my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. shares and in other non-publicly traded real estate investment trusts to 10% of my (our) net worth (exclusive of home, home furnishings and automobiles).		
p) If I am (we are) a resident of **New Jersey**, I (we) certify that (1) I (we) have either (a) a minimum liquid net worth of $100,000 and a minimum annual gross income of $85,000, or (b) a minimum liquid net worth of $350,000, and (2) I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc., its affiliates and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excluding unregistered, federally and state exempt private offerings). For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. I (we) acknowledge that a gross investment of $10,350 in Class T share, $10,350 in Class S shares, $10,000 in Class D shares, $10,000 in Class M shares and $10,000 in Class I shares, assuming a constant NAV per share of $25.00 and assuming applicable stockholder servicing fees are paid until gross proceeds limit are reached, would result in total upfront selling commissions, dealer manager fees, and stockholder servicing fees of (a) $906 over 6.5 years for Class T and Class S shares, (b) $125 over 4.2 years for Class D shares, (c) $725 over 24.2 years for Class M shares, and (d) $0 for Class I shares.		
q) If I am (we are) a resident of **New Mexico**, I (we) certify that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. shares, shares of its affiliates and other non-traded real estate investment trusts.		
r) If I am (we are) a resident of **North Dakota**, I (we) certify that I (we) have a net worth of at least ten times my (our) investment in FS Credit Real Estate Income Trust, Inc.		
s) If I am (we are) a resident of **Ohio**, I (we) certify that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. shares, its affiliates and any other non-traded real estate investment trusts.		
t) If I am (we are) a resident of **Oregon**, I (we) certify that I (we) will not invest more than 10% of my (our) net worth in this offering.		
u) If I am (we are) a resident of **Pennsylvania**, I (we) certify that I (we) will not invest more than 10% of my (our) net worth in FS Credit Real Estate Income Trust, Inc.		
v) If I am (we are) a resident of **Puerto Rico**, I (we) may not invest more than 10% of my (our) liquid net worth in the FS Credit Real Estate Income Trust, Inc., its affiliates and other non-traded REITs. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.		
w) If I am (we are) a resident of **Tennessee**, I (we) certify that I (we) either meet the definition of an "accredited investor" as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) net worth in FS Credit Real Estate Income Trust, Inc.		
x) If I am (we are) a resident of **Vermont**, I (we) certify that I (we) either meet the definition of an "accredited investor" as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) liquid net worth in this offering. For these purposes, "liquid net worth" is defined as an investor's total assets (not including home, home furnishings, or automobiles) minus total liabilities.		

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FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V8.2

9 Important information Rights, certifications and authorizations

Substitute IRS Form W-9 Certification:

I (We) declare that the information supplied in this Subscription Agreement is true and correct and may be relied upon by the Company in connection with my (our) investment in the Company. Under penalties of perjury, each investor signing below certifies that (1) the number shown in the Investor Social Security number/taxpayer identification number field in section 5 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), (2) I am not subject to backup withholding because (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, (3) I am a U.S. person (including a non-resident alien), and (4) the entity is exempt from FATCA reporting (if applicable).

NOTE: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

By signing below, you hereby acknowledge receipt of the Prospectus of the Company relating to the Shares for which you have subscribed, as supplemented and amended through the date hereof (as so supplemented and amended, the "Prospectus"), not less than five (5) business days prior to the signing of this Subscription Agreement. The Prospectus is available at www.sec.gov. You are encouraged to read the Prospectus carefully before making any investment decisions. You agree that subscriptions may be rejected in whole or in part by the Company at its sole and absolute discretion. To be accepted, a subscription must be made with this completed and executed Subscription Agreement in good order and payment of the full purchase price at least five business days prior to the first calendar day of the month (unless waived). You agree that if this subscription is accepted, it will be held, together with the accompanying payment, on the terms described in the Prospectus. You understand that you will receive a written confirmation of your purchase, subject to acceptance by the Company, and that the sale of Shares pursuant to this Subscription Agreement will not be effective until at least five (5) business days after the date you have received a Prospectus.

By signing below, you also acknowledge that you have been advised that the assignability and transferability of the Shares is restricted and governed by the terms of the Prospectus; there are risks associated with an investment in the Shares and you should rely only on the information contained in the Prospectus and not on any other information or representations from other sources; and you should not invest in the Shares unless you have an adequate means of providing for your current needs and personal contingencies and have no need for liquidity in this investment.

The Company is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and Social Security/taxpayer identification number. The Company may also ask to see other identifying documents. If you do not provide the information, the Company may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. You further agree that the Company may discuss your personal information and your investment in the Shares at any time with your then-current financial advisor. If the Company is unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, the Company reserves the right to take action as the Company deems appropriate, which may include closing your account.

By signing below, you also acknowledge that:

- FS Investment Solutions, LLC, the dealer manager for the offering of the Shares, is not acting as the broker-dealer of record. Specifically, FS Investment Solutions, LLC shall not be responsible for carrying out any broker-dealer functions in connection with your purchase of the Shares, including but not limited to: (i) opening an individual account for you, (ii) determining whether any investment in the Shares is suitable for you, or (iii) verifying your identity. You do not have a customer relationship with FS Investment Solutions, LLC and any such relationship as customer is solely between you and your financial representative (including, if such financial advisor is a registered investment advisor ("RIA"), such RIA's custodian).

The IRS does not require your consent to any provision of this Subscription Agreement other than the certifications required to avoid backup withholding.

Owner or authorized person signature	**Date** (mm/dd/yyyy)	**Joint owner or authorized person signature**	**Date** (mm/dd/yyyy)

10 Financial representative

The undersigned confirm on behalf of the broker-dealer, financial institution or registered investment advisor that they (i) are registered and/or properly licensed in the state in which the sale of the Shares to the investor executing this Subscription Agreement has been made and that the offering of the Shares is registered for sale in such state; (ii) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (iii) have discussed such investor's prospective purchase of Shares with such investor; (iv) have advised such investor of all pertinent facts with regard to the fundamental risks of the investment, including the lack of liquidity and marketability of the Shares; (v) have delivered a current Prospectus and related supplements, if any, to such investor; (vi) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; (vii) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that the undersigned will obtain and retain records relating to such investor's suitability for a period of six years, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto and that such investor has an understanding of the fundamental risks of the investment, the background and qualifications of the persons managing the Company and the tax consequences of purchasing and owning Shares; and (viii) the purchase of Shares is in the best interests of the investor. The undersigned financial representative further represents and certifies that in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm's existing anti-money laundering program and customer identification program.

Broker-dealer name or RIA firm name

Financial representative name (first, middle, last) Phone #

Mailing address (street) (city, state) (ZIP)

Advisor/CRD number Branch number Email address

Financial representative signature	**Date** (mm/dd/yyyy)	**Principal signature** (if applicable)	**Date** (mm/dd/yyyy)

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FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V8.2

11 Investment instructions

BY WIRE TRANSFER

UMB Bank, N.A.,
ABA routing #101000695,
FS Credit REIT
Account #9871737411
Beneficial owner(s)
(include in memo field)

CUSTODIAL ACCOUNTS

Forward Subscription Agreement to the custodian

BY MAIL (CHECKS SHOULD BE MADE PAYABLE TO "FS Credit REIT")

FS Credit REIT
c/o SS&C Technologies, Inc.
877-628-8575

Regular mail
P.O. Box 219095
Kansas City, MO 64121

Express/overnight delivery
801 Pennsylvania Ave
Suite 219095
Kansas City, MO 64105-1307

6–6 V8.2

SA-REIT-COMBO
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